EXHIBIT 5.1

20 September 2022 The Board of Directors Innovation Beverage Group Limited 29 Anvil Road SEVEN HILLS NSW 2147 Australia	Partner: Andrew Gaffney andrew.gaffney@klgates.com T +61 3 9640 4318 Our ref: gaffnea:7393694.00001

Dear Sirs

Innovation Beverage Group Ltd - F-1 Prospectus

We have been appointed as Australian legal counsel for Innovation Beverage Group Limited ACN 625 701 420, a company incorporated under the laws of the Commonwealth of Australia ("Company"), with respect to an offering for the sale of ordinary shares, including the ordinary shares underlying the underwriter’s warrants (being "Shares"), to raise up to US$15,000,000 ("Offer") pursuant to its Registration Statement on Form F-1 (File No. 333-266965) filed with the U.S. Securities and Exchange Commission ("F-1 Prospectus").

Assumptions in providing our opinion

As to various questions of fact relevant to this opinion, we have relied on and assumed the accuracy of, without independent verification:

●	an online search of the Company on the Australian Securities and Investments Commission (“ASIC”) records on 14 September 2022 (“ASIC search”);
●	a certificate from the Company's Company Secretary certifying a copy of the Company's Board resolution to issue of the Shares and the F-1 Prospectus; and
●	the Company’s Constitution (a certified copy of which was provided to us by the Company's Secretary).

For the purpose of the opinions set out below, we have also assumed, with your agreement and without independent investigation or verification, that:

(a)	all signatures are genuine and all documents, instruments and certificates submitted to us as originals are authentic and conform exactly with the authentic originals of all documents, instruments and certificates submitted to us as copies or forms or originals;
(b)	that each party to each document has all the requisite power and authority (corporate and otherwise) to execute and deliver and perform its obligations there under;

K&L GATES

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(c)	all matters of internal management required by the constitution of each of the parties to the relevant documents have been duly attended to (including, without limitation, the holding of properly constituted meetings of the boards of directors of each of those parties and the passing at those meetings of appropriate resolutions);
(d)	that any documents which purport to be governed by the law of any jurisdiction other than the federal and state laws of the Commonwealth of Australia are legal, valid and binding obligations on all of the parties thereto and under the applicable law and that none of the execution, delivery or performance of any document by any party thereto violates or contravenes or is rendered invalid, not binding or unenforceable under any applicable law under any jurisdiction other than the federal and state laws of the Commonwealth of Australia;
(e)	the Company will not engage in fraudulent or unconscionable conduct or conduct which is misleading or deceptive or which is likely to mislead or deceive in relation to the issuance or sale of Shares;
(f)	there is no bad faith, fraud, undue influence, coercion or duress or similar conduct on the part of the Company in relation to the issuance or sale of Shares under the F-1 Prospectus;
(g)	all information provided to us by or on behalf of officers of the Company was true, correct and complete when provided and remains so at the date of this letter, containing all information required, without us making any separate enquiry or investigation other than viewing the ASIC search, in order for us to provide this opinion; and
(h)	the ASIC search we have examined is accurate and that the information disclosed by the search conducted by us is true and complete and that such information has not since then been altered and that such search did not fail to disclose any information which had been delivered for registration or filing against the Company’s records but which did not appear on the public records at the date of our search.

Opinion

Based on and subject to the foregoing and in reliance thereof, in our opinion, the Shares which are the subject of the Offer under the F-1 Prospectus -

1.	have been duly authorized by the Company;
2.	when issued, will be validly issued, fully paid and non-assessable (based on the meaning of such term under US law) securities of the Company; and
3.	the ordinary shares underlying the underwriter’s warrants will be, when issued, validly issued, fully paid and non-assessable (based on the meaning of such term under US law).

This opinion is limited to the federal and state laws of the Commonwealth of Australia and no opinion or representation is given in respect of the application of any foreign laws to the issue or transfer of the securities or the contents or generally the compliance of the F-1 Prospectus, the Prospectus Supplement or any other matters under any applicable US laws or regulations.

Applicability

This opinion is given as at the date of this letter and we undertake no obligation to advise you of any changes (including but not limited to any subsequently enacted, published or reported laws, regulations or individual decisions) that may occur or come to our attention after the date of this letter which may affect our opinion.

We consent to incorporation by reference of this opinion in the F-1 Prospectus and to the reference of this firm under the caption “Legal Matters”.

Yours faithfully

Andrew Gaffney

Partner

K&L Gates

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